EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SOBR SAFE, INC.

SOBR SAFE, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST : Pursuant to Unanimous Written Consent of the Board of Directors of the Corporation on August 30, 2024, the following amendment to the Certificate of Incorporation of the Corporation was approved:

Section 1 of Article “Fourth” of the Certificate of Incorporation is amended to read in its entirety as follows:

“Section 1. Reverse Stock Split. Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each one hundred ten (110) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined and converted, without any action on the part of the holder thereof, into one (1) share of fully paid and nonassessable Common Stock of the Corporation (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued upon combination of the Common Stock in the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall issue one whole share in lieu of the fractional share.

The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Stock Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated.

The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split.”

SECOND : That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD : This Certificate of Amendment shall be effective as of 12:01 a.m. Eastern Time on October 2, 2024 or as soon as practicable thereafter.

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IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 25th day of September, 2024.

By:	/s/ David Gandini
David Gandini
Chief Executive Officer

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